Exhibit 99.1

Griffon Corporation Announces First Quarter Results

Revenue Increases 9% to $451 million Segment Adjusted EBITDA Increases 5% to $41.6 Million EPS of $0.04 vs. ($0.03) in 2011 Quarter

NEW YORK, NEW YORK, January 31, 2012 – Griffon Corporation (NYSE: GFF) today reported results for the first quarter ended December 31, 2011.

First quarter 2012 revenue totaled $451 million, increasing 9% compared to the 2011 quarter, with growth in all operating segments. Compared to the prior year quarter, Home and Building Products (“HBP”) and Telephonics revenue both grew 6% while Clopay Plastics (“Plastics”) revenue increased 16%.

First quarter 2012 net income totaled $2.5 million, or $0.04 per share, compared to a loss of $1.7 million or $0.03 per share, in the prior year quarter. Current quarter adjusted net income was $3.8 million, or $0.07 per share, compared to $6.3 million, or $0.11 per share, in the prior year quarter.

Ron Kramer, Chief Executive Officer, commented, “Our financial performance improved in the first quarter and is a good start to the year. We expect to continue growing organically in each of our businesses as the economy recovers. Telephonics has remained a strong and steady leader in its markets. We have successfully restructured and augmented our Home and Building Products business. Finally, while our capacity expansion project in Plastics has temporarily impacted margins, we have achieved significant top-line growth and continue to expect a return to normalized operating margins in the second half of fiscal 2012.”

Mr. Kramer continued, “We are excited about our new leadership at Plastics and the new, streamlined, more flexible organizational structure recently implemented at Telephonics. These changes will facilitate our strategy to deliver growth and value to our customers and our shareholders.”

First quarter 2012 results included:
-	$1,795 ($1,167, net of tax, or $0.02 per share) of restructuring and related charges; and
-	$178 ($116, net of tax, or $0.00 per share) of acquisition costs.

First quarter 2011 results included:
-	$11,364 ($7,387, net of tax, or $0.12 per share) of cost of goods related to the sale of inventory recorded at fair value in connection with acquisition accounting for Ames True Temper (“ATT”);
-	Restructuring charges of $1,393 ($905, net of tax, or $0.02 per share); and
-	Discrete tax benefits of $320, or $0.01 per share.

Excluding these items from the respective quarters, adjusted income from continuing operations for the 2012 quarter would have been $3.8 million, or $0.07 per share, compared to $6.3 million, or $0.11 per share, in the 2011 quarter.

For the current quarter, Segment adjusted EBITDA totaled $41.6 million, increasing 5% compared to $39.7 million in the prior year quarter. Segment adjusted EBITDA is defined as net income, excluding corporate overhead, interest, taxes, depreciation and amortization, acquisition-related costs, restructuring charges, costs related to the fair value of inventory for acquisitions and the benefit (loss) of debt extinguishment, as applicable.

On October 17, 2011, Griffon acquired the pots and planters business of Southern Sales & Marketing Group, Inc. for $22.4 million. The acquired business, which markets its products under the Southern Patio brand name (“Southern Patio”), is a leading designer, manufacturer and marketer of landscape accessories. Southern Patio, which was integrated with ATT, had revenue exceeding $40 million in 2011.

Segment Operating Results

Home & Building Products

Revenue in the 2012 quarter increased $12.1 million, or 6%, compared to the prior year quarter driven mainly by the acquisition of Southern Patio as well as higher volume. For the quarter, ATT and CBP revenue increased 5% and 7%, respectively. Excluding the acquisition of Southern Patio, ATT had a decrease in revenue, which was primarily the result of lower wheelbarrow and striking tool volume. The increase in CBP revenue was mainly the result of favorable mix and higher volume.

Segment adjusted EBITDA in the 2012 quarter was $17.8 million compared to $17.5 million in the prior year quarter, as the inclusion of Southern Patio’s operating profit in the current period’s results, as well as improved production efficiencies, were mostly offset by somewhat higher material and fuel costs.

Telephonics

Revenue in the 2012 quarter increased $6.2 million, or 6%, compared to the prior year quarter, with revenue increases across all business units led by increased revenue from Ground Surveillance Radars and NETCOM communications.

Segment adjusted EBITDA in the 2012 quarter was $15.7 million, increasing 26%, benefiting from higher revenue, and lower selling, general and administrative expenses were due to the timing of research and development initiatives, as well as benefits of the voluntary early retirement plan and other restructuring initiatives undertaken in the latter stages of the last fiscal year.

Contract backlog totaled $380 million at December 31, 2011 compared to $417 million at September 30, 2011, with approximately 78% expected to be filled in the next twelve months. As previously disclosed, due to timing of awards, backlog is expected to decrease during the first half of 2012, but return to historical levels in the second half of the year.

Plastic Products

Revenue in the 2012 first quarter increased $18.3 million, or 16%, compared to the 2011 quarter, primarily due to higher volume in North America and Europe, and the pass through of higher resin costs in customer selling prices, partially offset by the translation of European results into the U.S dollar. Plastics adjusts customer selling prices based on underlying resin costs, on a delayed basis.

Segment adjusted EBITDA in the 2012 first quarter decreased $1.6 million compared to the prior year quarter, driven by previously disclosed start up costs related to expanded capacity initiatives in both Germany and Brazil; in both operations, such start up costs have included higher than normal levels of scrap. There were no significant disruptions in customer service in connection with the scaling up of production of the newly installed assets. While improvement in operations in the newly expanded locations is occurring and on plan, the Company expects that Plastics will continue to operate at below normal efficiency levels for the first half of fiscal 2012.

Taxes

The effective tax rate for the quarter ended December 31, 2011 was a provision of 49.2%, compared to a benefit of 44.9% in the prior year quarter; the prior year benefit arose on the pretax loss for that quarter. The current quarter’s rate reflects the impact of permanent differences, tax reserves and a change in earnings mix; the prior year rate reflected a $0.3 million benefit resulting from the retroactively extended research tax credit signed into law on December 22, 2010. There were no discrete period items in the current quarter.

Restructuring

In 2012,Telephonics recognized $1.5 million of restructuring and other related charges, primarily for one-time termination benefits and other personnel costs, in the quarter ended December 31, 2011, in conjunction with changes to its organizational structure.

HBP recognized $0.3 million and $1.4 million in restructuring and other related charges in the 2012 and 2011 first quarter, respectively, primarily related to facilities.

Balance Sheet and Capital Expenditures

The Company had cash and equivalents as of December 31, 2011 of $177 million and total debt outstanding of $707 million, net of discounts. Capital expenditures were $19.9 million in the first quarter; the Company expects capital spending of $65 to $70 million for 2012.

Stock Repurchases

In the quarter, the Company purchased 283,000 shares for a total of $2.4 million under its $50.0 million authorized repurchase plan; $46.3 million remains available to repurchase shares under this plan.

Conference Call Information

The Company will hold a conference call today, January 31, 2012, at 4:30 PM ET.

The call can be accessed by dialing 1-800-390-5705 (U.S. participants) or 1-719-325-2331 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference.

A replay of the call will be available starting on January 31, 2012 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 6811440. The replay will be available through February 14, 2012.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; the government reduces military spending on projects supplied by Telephonics Corporation; increases in cost of raw materials such as resin and steel; changes in customer demand; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; international economic conditions including interest rate and currency exchange fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies such as litigation; unfavorable results of government agency contract audits of Telephonics Corporation; protection and validity of patent and other intellectual property rights; the cyclical nature of the business of certain Griffon operating companies; and possible terrorist threats and actions, and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation (the “Company” or “Griffon”), is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital to further diversify itself.

Griffon currently conducts its operations through Ames True Temper (“ATT”), Clopay Building Products (“CBP”), Telephonics Corporation (“Telephonics”) and Clopay Plastic Products Company (“Plastics”). CBP and ATT comprise the Home & Building Products operating segment.

•

Home & Building Products is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains, as well as a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

•	Telephonics designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

•	Plastics is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:

Douglas J. Wetmore	James Palczynski

Chief Financial Officer Griffon Corporation (212) 957-5000 712 Fifth Avenue, 18th Floor New York, NY 10019	Principal and Director ICR Inc. (203) 682-8229

Griffon evaluates performance and allocates resources based on each segments’ operating results before interest income or expense, income taxes, depreciation and amortization, gain (losses) from debt extinguishment, unallocated amounts, restructuring charges, acquisition costs and costs related to the fair value of inventory for acquisitions (‘‘Segment Adjusted EBITDA’’). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment Adjusted EBITDA to Income (loss) before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended December 31,

	2011	2010

REVENUE

Home & Building Products:
ATT	$98,741	$94,197
CBP	111,647	104,066

Home & Building Products	210,388	198,263
Telephonics	104,513	98,279
Plastics	136,130	117,860

Total consolidated net sales	$451,031	$414,402

Segment operating profit (loss):
Segment profit before depreciation, amortization, restructuring, fair value write-up of acquired inventory sold and acquisition costs:
Home & Building Products	$17,750	$17,534
Telephonics	15,690	12,406
Plastics	8,180	9,786

Total Segment profit before depreciation, amortization, restructuring, fair value write-up of acquired inventory sold and acquisition costs	41,620	39,726
Unallocated amounts, less acquisition costs	(6,335)	(5,106)
Net interest expense	(13,000)	(11,154)
Segment depreciation and amortization	(15,418)	(13,757)
Restructuring charges	(1,795)	(1,393)
Fair value write-up of acquired inventory sold	—	(11,364)
Acquisition costs	(178)	—

Income (loss) before taxes	$4,894	$(3,048)

Unallocated amounts typically include general corporate expenses not attributable to a reportable segment.

The following is a reconciliation of each segments’ operating results to Segment Adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(Unaudited)

	For the Three Months Ended December 31,

	2011	2010

Home & Building Products
Segment operating profit (loss)	$9,834	$(1,623)
Depreciation and amortization	7,465	6,400
Fair value write-up of acquired inventory sold	—	11,364
Restructuring charges	273	1,393
Acquisition costs	178	—

Segment adjusted EBITDA	17,750	17,534

Telephonics
Segment operating profit	12,515	10,693
Depreciation and amortization	1,653	1,713
Restructuring charges	1,522	—

Segment adjusted EBITDA	15,690	12,406

Clopay Plastic Products
Segment operating profit	1,880	4,142
Depreciation and amortization	6,300	5,644

Segment adjusted EBITDA	8,180	9,786

All segments:
Income from operations - as reported	17,847	6,021
Unallocated amounts	6,335	5,106
Other, net	47	2,085

Segment operating profit	24,229	13,212
Depreciation and amortization	15,418	13,757
Fair value write-up of acquired inventory sold	—	11,364
Restructuring charges	1,795	1,393
Acquisition costs	178	—

Segment adjusted EBITDA	$41,620	$39,726

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,

	2011	2010

Revenue	$451,031	$414,402
Cost of goods and services	348,323	326,543

Gross profit	102,708	87,859

Selling, general and administrative expenses	83,066	80,445
Restructuring and other related charges	1,795	1,393

Total operating expenses	84,861	81,838

Income from operations	17,847	6,021

Other income (expense)
Interest expense	(13,063)	(11,223)
Interest income	63	69
Other, net	47	2,085

Total other income (expense)	(12,953)	(9,069)

Income (loss) before taxes	4,894	(3,048)
Provision (benefit) for income taxes	2,407	(1,368)

Net income (loss)	$2,487	$(1,680)

Basic earnings (loss) per common share	$0.04	$(0.03)

Weighted-average shares outstanding	56,025	59,274

Diluted earnings (loss) per common share	$0.04	$(0.03)

Weighted-average shares outstanding	57,082	59,274

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited) At December 31, 2011	At September 30, 2011

CURRENT ASSETS
Cash and equivalents	$177,358	$243,029
Accounts receivable, net of allowances of $6,699 and $6,072	270,067	267,471
Contract costs and recognized income not yet billed, net of progress payments of $1,221 and $9,697	62,217	74,737
Inventories, net	296,996	263,809
Prepaid and other current assets	46,350	48,828
Assets of discontinued operations	1,307	1,381

Total Current Assets	854,295	899,255
PROPERTY, PLANT AND EQUIPMENT, net	352,729	350,050
GOODWILL	360,915	357,888
INTANGIBLE ASSETS, net	234,872	223,189
OTHER ASSETS	30,304	31,197
ASSETS OF DISCONTINUED OPERATIONS	3,006	3,675

Total Assets	$1,836,121	$1,865,254

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$21,302	$25,164
Accounts payable	190,280	186,290
Accrued liabilities	80,472	99,631
Liabilities of discontinued operations	3,611	3,794

Total Current Liabilities	295,665	314,879
LONG-TERM DEBT, net of debt discount of $18,949 and $19,693	685,270	688,247
OTHER LIABILITIES	201,008	204,434
LIABILITIES OF DISCONTINUED OPERATIONS	4,979	5,786

Total Liabilities	1,186,922	1,213,346
COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	649,199	651,908

Total Liabilities and Shareholders’ Equity	$1,836,121	$1,865,254

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended December 31,

	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,487	$(1,680)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	15,515	13,825
Fair value write-up of acquired inventory sold	—	11,364
Stock-based compensation	2,257	2,023
Provision for losses on accounts receivable	569	266
Amortization/write-off of deferred financing costs and debt discounts	1,505	1,845
Deferred income taxes	(141)	(2,582)
Gain on sale/disposal of assets	(44)	—
Change in assets and liabilities, net of assets and liabilities acquired:
Decrease in accounts receivable and contract costs and recognized income not yet billed	8,067	29,952
Increase in inventories	(30,318)	(24,316)
(Increase) decrease in prepaid and other assets	4	(3,850)
Decrease in accounts payable, accrued liabilities and income taxes payable	(14,582)	(50,724)
Other changes, net	838	62

Net cash used in operating activities	(13,843)	(23,815)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(19,892)	(17,930)
Acquired business, net of cash acquired	(22,432)	(855)
Change in funds restricted for capital projects	—	1,283
Change in equipment lease deposits	—	(1,141)
Proceeds from sale of assets	61	—

Net cash used in investing activities	(42,263)	(18,643)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend	(1,184)	—
Purchase of shares for treasury	(2,351)	—
Proceeds from issuance of long-term debt	—	47,974
Payments of long-term debt	(6,826)	(35,234)
Financing costs	(4)	(1,708)
Exercise of stock options	—	20
Tax effect from exercise/vesting of equity awards, net	834	7
Other, net	(14)	(12)

Net cash provided by (used in) financing activities	(9,545)	11,047

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(277)	(367)

Net cash used in discontinued operations	(277)	(367)

Effect of exchange rate changes on cash and equivalents	257	383

NET DECREASE IN CASH AND EQUIVALENTS	(65,671)	(31,395)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	243,029	169,802

CASH AND EQUIVALENTS AT END OF PERIOD	$177,358	$138,407

Griffon also evaluates performance based on Earnings per share and Net income (loss) excluding restructuring charges, gain (loss) from debt extinguishment, discrete tax items, acquisition costs and costs related to the fair value of inventory for acquisitions. Griffon believes this information is useful to investors. The following table provides a reconciliation of Earnings (loss) per share and Net income (loss) to Adjusted earnings per share and Adjusted net income:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
(Unaudited)

	For the Three Months Ended December 31,

	2011	2010

Net income (loss)	$2,487	$(1,680)

Adjusting items, net of tax:
Fair value write-up of acquired inventory sold	—	7,387
Restructuring and related	1,167	905
Acquisition costs	116	—
Discrete tax benefits	—	(320)

Adjusted net income	$3,770	$6,292

Earnings (loss) per common share	$0.04	$(0.03)

Adjusting items, net of tax:
Fair value write-up of acquired inventory sold	—	0.12
Restructuring	0.02	0.02
Acquisition costs	0.00	—
Discrete tax benefits	—	(0.01)

Adjusted earnings per common share	$0.07	$0.11

Weighted-average shares outstanding (in thousands)	57,082	59,274

Note: Due to rounding, the sum of earnings (loss) per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.